UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2011

ARKADOS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27587	22-3586087
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

87 Fairfield Rd.
Fairfield, New Jersey 07004
 (Address of Principal Executive Offices)

(732) 465-9300 Ext. 0
(Registrant's telephone number, including area code)

220 Old New Brunswick Road, Suite 202
Piscataway, NJ  08854
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory; Arrangements of Certain Officers

On March 4, 2011 the board of directors of Arkados Group, Inc. (“Arkados”) formally accepted the resignation of Grant Ogata, Acting Chief Executive Officer and Director, Mr. Ogata, was appointed Acting Chief Executive Officer and Director, by our board of directors on December 23, 2010,  He resigned as a result of Arkados failing to reach an agreement with him with respect to his compensation  in that capacity or make any payments to him for his service as Acting CEO.

Mr. Ogata did not resign because of a disagreement with the Company, known to an executive officer of Arkados, as defined in 17 CFR 240.3b-7, on any matter relating to our operations, policies or practices.  We have furnished a copy of this report to Mr. Ogata and requested a letter to the effect that he agrees with the statements made in this item with respect to his resignation, or if he does not agree, stating why he disagrees.

On March 4, 2011, our board of  directors appointed Andreas Typaldos  Acting CEO to serve in Mr. Ogata’s place and Genaro Vendome as Secretary (a nominal corporate title).

Andreas Typaldos is a principal stockholder and was appointed Chairman of our Board in February, 2005. Although our by-laws provide that the Chairman of the Board’s primary responsibilities relate to the conduct of board and stockholder meetings, Mr. Typaldos also serves as a consultant to us on a part-time basis and has a significant impact on our strategic planning, marketing and capital raising activities. He has thirty years of software experience as an entrepreneur and founder/investor of a number of technology companies. Mr. Typaldos serves as CEO of Xandros, Inc., a privately held company, engaged in the sale of Linux desktop applications. From September 1998 until June 2003, as founder and principal investor, Mr. Typaldos also built a multi-million dollar software consulting business, e-Vantage Solutions, Inc., until that company’s consulting activities ended shortly after September 11, 2001. In addition, from September 1999 until December 2001,   Mr. Typaldos was active as Interim Chairman and CEO at NetGain Development, Inc., which was an internet incubator/investment firm that funded internet and enabling technology companies, including Enikia, Linux Global Partners, and other internet and technology companies. Prior to that, Mr. Typaldos founded his first consulting and software company in 1973 and in 1978, founded a successor company, AxsOne (formerly known as Computron), which he took public in 1995 and of which he as President until 1994 and Chairman/CEO until 1996. AxsOne is an international client/server and internet-based enterprise applications software company that supplies Fortune 5000 companies with records and content management and compliance software (i.e., email and Instant Messaging-IM management), as well as financial applications and workflow solutions.  Mr. Typaldos has a Bachelors of Science Degree from Columbia University in Mathematical Methods for Engineering and Operations Research. He also holds a Master’s of Science Degree in Computer Science from Pratt Institute. Mr. Typaldos serves on the Board of Directors and Advisory Boards of a number of companies and non-profit organizations.

Mr. Typaldos was not appointed Acting CEO as a result of any agreement or understanding with any other party and intends to resign if and when we can recruit a suitable CEO.  He may resign at any time.

On May 21, 2004, we entered into a three year consulting agreement with Mr. Typaldos, who was then serving as our Chairman.  The agreement permits Mr. Typaldos to serve on a part-time basis and provides for monthly compensation of $15,000.  The agreement also provided for a bonus of 10% of the aggregate consideration received by us or our stockholders in connection with a merger, asset sale or similar transaction that occurs before the agreement expires, provided such consideration is at least $200 million.  In September 2007, we agreed to extend the agreement and the bonus opportunity on a month-to-month basis.  Mr. Typaldos has not been paid under this agreement since inception but has converted portions of the amounts due to him into other debt instruments or equity.  He was owed approximately $600,000 as of November 30, 2010.

No agreements or understanding have been reached by us as to compensation for Mr. Typaldos for serving as Acting CEO in addition to serving as Chairman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKADOS GROUP, INC.

Dated: March 10, 2011.	By:	/s/ Andreas Typaldos
Andreas Typaldos
Acting Chief Executive Officer